                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, made as of May 8, 1998, between SFX ENTERTAINMENT, INC., a Delaware corporation (the "Employer"), and THOMAS P. BENSON (the "Executive").

         WHEREAS, the Executive is currently employed by SFX Broadcasting, Inc., a Delaware corporation ("SFX Broadcasting");

         WHEREAS, SFX Broadcasting has entered into an Agreement and Plan of Merger, dated as of August 24, 1997, as amended (the "Merger Agreement"), with SBI Holding Corporation (the "Buyer") and SBI Radio Acquisition Corporation, a wholly-owned subsidiary of Buyer ("Buyer Sub") pursuant to which Buyer Sub will merge with and into SFX Broadcasting (the "Merger") and SFX Broadcasting will become a wholly-owned subsidiary of the Buyer;

         WHEREAS, the Merger Agreement provides for SFX Broadcasting to spin-off the Employer to certain stockholders of SFX Broadcasting on a pro rata basis (the "Spin-Off");

         WHEREAS, the Spin-Off was consummated on April 27, 1998;

         WHEREAS, the Employer wishes to employ the Executive in a management position and be assured of his services on the terms and subject to the conditions hereinafter set forth;

         WHEREAS, the Executive has served as an officer of the Employer since its formation and in January 1998, in order to retain the services of the Executive, the Employer reached an agreement in principle to issue to the Executive shares of stock of the Employer and options to purchase shares of the Employer; and, pursuant to such agreement, on the review and recommendation of the Compensation Committee (the "Compensation Committee") of the Board of Directors of the Employer (the "Board"), the Employer has sold to the Executive 10,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Stock"), of the Employer at a purchase price of $2.00 per share and the Employer has granted to the Executive options to purchase 10,000 shares of Class A Stock at a purchase price of $5.50 per share; and

         WHEREAS, the Compensation Committee and the Board approved the terms and conditions of this Employment Agreement;

         NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Employer and the Executive agree as follows:

         1. Employment. Upon the terms and subject to the conditions of this Employment Agreement, the Employer hereby employs the Executive and the Executive hereby accepts employment by the Employer.

         2. Term.
            -----

         2.1 The term of the Executive's employment hereunder shall commence immediately upon the consummation of the Merger and continue until the fifth anniversary thereof, unless terminated earlier in accordance with the provisions of this Employment Agreement; provided, however, that this Employment Agreement shall automatically be renewed for additional one-year periods thereafter unless and until terminated by the Employer or the Executive as of the end of such five-year initial period or at the end of any renewal period by written notice given at least 30 days prior to the scheduled termination or scheduled renewal of this Employment Agreement. The date of the commencement of employment pursuant to this Employment Agreement is hereinafter referred to as the "Effective Date," the term of employment pursuant to this Employment Agreement is hereinafter referred to as the "Term" and the last date of employment pursuant to this Employment Agreement is hereinafter referred to as the "Termination Date."

         3. Executive's Position, Duties, and Authority.
            --------------------------------------------

         3.1 The Employer shall employ the Executive, and the Executive shall serve, as a Vice President and the Chief Financial Officer of the Employer and of any successor by merger, acquisition of substantially all of the assets of the Employer or otherwise.

         3.2 The Executive shall have executive duties, functions, authority and responsibilities commensurate with the office or offices he from time to time holds with the Employer.

         3.3 The Executive shall serve without additional remuneration as (a) a member of any committee of the Board, as determined by the Board; and (b) a director and/or officer of one or more of the Employer's subsidiaries, if appointed to such position by the Employer.

         4. Full-time Services. The Executive shall devote substantially all of his business time to the business and affairs of the Employer and to the fulfillment of his duties hereunder in a diligent and competent fashion to the best of his abilities.

         5. Business Opportunities. The Executive covenants and agrees that for so long as he is actively employed by the Employer he shall inform the Employer of each business opportunity directly related to the business of the Employer of which he becomes aware, and that he will not, directly or indirectly, exploit any such opportunity for his own account, nor will he render any services to any other person or business, or acquire any interest of any type in any other business, which is in competition with the Employer; provided, however, that the foregoing shall not be deemed to prohibit the Executive from acquiring, solely as an investment, (i) up to 10% of any securities of a partnership, trust, corporation or other entity so long as he remains a passive investor in such entity and such entity is not, directly or indirectly, in competition with the Employer, or (ii) up to .5% of any securities of any publicly-traded partnership, trust, corporation or other entity provided he remains a passive investor in such entity.




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         6. Base Salary. During the Term, the Employer shall pay or cause to be paid to the Executive an initial base salary per annum (the "Base Salary") which shall initially be $235,000, payable in monthly installments. Upon each anniversary of the commencement of the Executive's employment hereunder, the Base Salary then in effect shall be increased by an amount equal to the greater of (a) five percent of the Base Salary then in effect or (b) the product of (i) the Base Salary then in effect and (ii) the percentage increase in the Consumer Price Index during the previous twelve months. In addition, the Board shall review the Executive's Base Salary at least annually and may by action of the Board, after and pursuant to the affirmative recommendation of the Compensation Committee, increase, but not decrease, such Base Salary, as such salary may have been increased, at any time and from time-to-time during the Term.

         7. Bonus. The Executive shall be entitled to receive an annual incentive bonus (the "Bonus"), in cash, stock, options or other compensation, during the continuance of the Executive's employment hereunder as determined by the Board, after and pursuant to the affirmative recommendation of the Compensation Committee.

         8. Expenses. The Employer shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term of employment in the performance of the Executive's services hereunder upon presentation of expense statements or vouchers or such other supporting information as the Employer may reasonably require of the Executive.

         9. Benefits. During the Term, the Executive shall be eligible to participate in any pension or profit-sharing plan or program of the Employer now existing or established hereafter, in accordance with and to the extent that he is eligible under the general provisions thereof. The Executive shall also be eligible to participate in any group life insurance, hospitalization, medical, health and accident, disability or similar plan or program of the Employer, now existing or established hereafter, in accordance with and to the extent that he is eligible under the general provisions thereof.

         10. [Intentionally left blank]
             -------------------------

         11. Indemnification. The Executive shall be entitled in connection with his employment hereunder to the benefit of the indemnification provisions contained on the date hereof in the bylaws and certificate of incorporation of the Employer, as the same may hereafter be amended (not including any amendments or additions that limit or narrow, but including any that add to or broaden, the protection afforded to the Executive), to the fullest extent permitted by applicable law. The Employer shall in addition cause the Executive to be indemnified in accordance with Section 145 of the Delaware General Corporation Law to the fullest extent permitted by such section, to the extent required to make the Executive whole in connection with any loss, costs or expense indemnifiable thereunder.



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         12. Confidential Information.
             -------------------------

         The Executive acknowledges that his employment by the Employer has brought and will bring him into close contact with confidential proprietary information of the Employer, including information regarding costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes, other business affairs and methods, plans for future developments, and other information not readily available to the public, the disclosure of which to third parties would in each case have a material adverse effect on the Employer's business operations (the "Confidential Information"). In recognition of the foregoing, the Executive covenants and agrees that:

         (a) he will keep secret all Confidential Information and will not intentionally disclose Confidential Information to anyone outside of the Employer and its representatives other than in the course of performance of his duties hereunder, either during or for a one year period after the Term except with the Employer's written consent, provided that (i) the Executive shall have no such obligation to the extent Confidential Information is or becomes publicly known other than as a result of the Executive's breach of his obligations hereunder and (ii) the Executive may, after giving prior notice to the Employer to the extent practicable under the circumstances, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process; and

         (b) he will, at the Executive's option, either (i) deliver promptly to the Employer on termination of his employment by the Employer or at any other time the Employer may so request, and at the Employer's request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Employer's business, which he obtained while employed by, or otherwise serving or acting on behalf of, the Employer and which he may then possess or have under his control (the "Records"); or (ii) in lieu of subclause (i) above, the Executive shall destroy all of the Records and shall deliver to the Employer a certificate to that affect.

         13. Termination.
             ------------

         13.1. Notwithstanding the provisions of Sections 1 and 2 hereof, this Employment Agreement may be terminated prior to the expiration of the Term by the Employer upon the happening of any of the following events:

         (a) Upon the death of the Executive;

         (b) Upon the Total Disability of the Executive (which is hereby defined as the Executive being unable to perform his duties hereunder on account of illness or other incapacity for ninety (90) days in any period of twelve consecutive months ("Total Disability"));

         (c) Upon the occurrence of any material breach of any material covenant of the Executive contained in this Employment Agreement, or in the event of willful malfeasance, gross negligence,



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or gross or willful misconduct in the performance of his duties hereunder having a material adverse effect on the business of the Employer; or

         (d) Upon the conviction of the Executive of any felony or misdemeanor involving illegal drugs.

         13.2. In the event that this Employment Agreement is terminated in accordance with Section 13.1, the Executive, the Executive's estate, legal representatives or designee shall be entitled to receive, in full satisfaction of all obligations due to the Executive from the Employer hereunder, all accrued but unpaid Base Salary through the date of termination and any unpaid Bonus through the date of termination pro rated for the year of termination.

         14. Non-competition.
             ----------------

         14.1. For a period of one year following the termination of the Executive's employment hereunder the Executive will not become employed by, or become an officer, director or general partner of, any partnership, corporation or other entity which is engaged in a business which is directly competitive in any city with any business in which the Employer is engaged on the date of such termination or in which the Employer has an agreement to engage in business; provided, however, the Executive shall not be prohibited from engaging in any otherwise restricted conduct if the competition of such competing entity with the Employer is insubstantial to the entire business of such entity and the Executive does not have significant involvement in such competing business.

         14.2. The Executive hereby acknowledges that:

         (a) the respective times and area provided in Section 14.1, above, are reasonable in scope and necessary for the protection of the business and good will of the Employer and that a significant portion of the Base Salary payable hereunder has been allocated to the provisions of Section 14.1:

         (b) since it is the understanding and desire of the parties hereto that the covenants contained in Section 14.1, above, be enforced to the fullest extent possible under the laws and public policies applied in each jurisdiction in which enforcement may be sought, should any particular provision of such covenant be deemed invalid or unenforceable, such provision shall be deemed amended to delete therefrom the invalid portion, and the deletion shall apply only with respect to the operation of such provisions;

         (c) to the extent a provision is deemed unenforceable by virtue of its scope, but may be made enforceable by limitation thereof, such provision shall be enforceable only to the extent permissible under the laws and public policies applied in the jurisdiction to which enforcement is sought; and




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         (d) the Executive's obligation and undertaking provided for in this
Section 14 shall, to the extent applicable, continue beyond the termination of the Executive's relationship with the Employer hereunder to the extent provided herein.

         14.3. The Executive acknowledges that the services to be rendered by him hereunder are extraordinary and unique and are vital to the success of the Employer's business, and that the breach of any of the covenants undertaken hereunder would cause substantial damage to the Employer impossible to exact ascertainment. Therefore, in the event of the breach or threatened breach by the Executive of any of the terms and conditions of this Employment Agreement to be performed by him, the Employer shall be entitled, in addition to any other rights or remedies available to it, to institute and prosecute proceedings in any court of competent jurisdiction, to seek immediate injunctive relief with notice but without bond.

         15. Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

         15.1 If to the Employer:

         SFX Entertainment, Inc.
         650 Madison Avenue, 16th Floor
         New York, New York 10022
         Attention: Board of Directors

         15.2 If to the Executive:

         Thomas P. Benson
         27 Radcliffe Drive
         Huntington, NY 11743

         15.3 Copies of all communications given hereunder shall also be delivered or sent, in like fashion, to Baker & McKenzie (attention: Michael Burrows, Esq.) at 805 Third Avenue, New York, New York 10022.

         16. General.
             --------

         16.1 Governing Law. This Employment Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York.

         16.2 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Employment Agreement.



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         16.3 Entire Agreement. This Employment Agreement including any
Exhibits attached hereto sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties, except as specifically provided herein.

         16.4 Successors and Assigns.
              -----------------------

         16.4.1 General. This Employment Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive, except that the Executive may designate pursuant to Section 16.6 one or more beneficiaries to receive any amounts that would otherwise be payable hereunder to the Executive's estate. This Employment Agreement shall be binding on any successor to the Employer, whether by merger, acquisition of substantially all of the Employer's assets or a controlling interest in its stock or otherwise (each, a "Change of Control"), as fully as if such successor were a signatory hereto and the Employer shall cause such successor to, and such successor shall, expressly assume the Employer's obligations hereunder. The term "Employer" as used in this Employment Agreement, shall include all such successors. Notwithstanding the foregoing, in the event that there is a Change of Control, the Executive shall have the right to terminate this Employment Agreement upon the closing of such event and in such event, (a) the Employer hereby agrees to pay the Executive, upon the closing of any such event, one hundred percent (100%) of the Base Salary that would be due the Executive for the then unexpired Term,
(b) all outstanding stock options of the Executive, notwithstanding any agreement to contrary, shall immediately vest, (c) the Employer shall grant the Executive immediately vested options to purchase 25,000 shares of Class A Stock at an exercise price per share equal to the exercise price of the last stock option granted not less than twelve months prior to termination, and (d) the Employer shall grant the Executive immediately vested options to purchase shares of Class A Stock equal to the number of options granted to the Executive in the last year in which he was granted options at an exercise price per share equal to the exercise price of the last stock option granted not less than twelve months prior to termination. The Executive shall forfeit any rights granted pursuant to this Section 16.4 if the Executive accepts a written offer to remain with the surviving company in an executive position with equivalent duties, authority and responsibility as the Executive currently holds (other than as a non-employee director).

         16.4.2 Payment Following a Change in Control. In the event that the termination of the Executive's employment is as a result of a Change in Control and the aggregate of all payments or benefits made or provided to the Executive under the Employment Agreement and under all other plans and programs of the Employer (the "Aggregate Payment") is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the Employer shall pay to the Executive, prior to the time any excise tax imposed by Section 4999 of the Internal Revenue Code ("Excise Tax") is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to 100% of the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this subsection shall be made by an independent auditor (the "Auditor") jointly selected by the Employer and the




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Executive and paid by the Employer. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Employer or any affiliate thereof. If the Executive and the Employer cannot agree on the firm to serve as the Auditor, then the Executive and the Employer shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.

         16.5 Amendments; Waivers. This Employment Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without an affirmative vote of the Board after the affirmative recommendation of the Compensation Committee of the Board, and the consent in writing of the Executive and the Employer. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Employment Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Employment Agreement.

         16.6 Beneficiaries. Whenever this Employment Agreement provides for any payment to the Executive's estate, such payment may be made instead to such beneficiary or beneficiaries as the Executive may have designated in a writing filed with the Employer. The Executive shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Employer (and to any applicable insurance company) to such effect.

         16.7 Vacation. The Executive shall be entitled to paid vacation time at the rate of not less than four weeks per year.

        [The remainder of this page has intentionally been left blank.]



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         IN WITNESS WHEREOF, the parties have duly executed this Employment
Agreement as of the date first above written.

                                             SFX ENTERTAINMENT, INC.


                                             By: /s/ Robert F.X. Sillerman
                                                 _____________________________
                                             Name:
                                             Title:


                                             /s/ Thomas P. Benson
                                             --------------------------------
                                             THOMAS P. BENSON


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